Exhibit 4.24 - Security Agreement Dated July 24, 2001



                               SECURITY AGREEMENT

         THIS SECURITY AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this "Agreement") is made as of July 24, 2001, by CASTING TECHNOLOGY COMPANY, an Indiana general partnership ("Pledgor"), in favor of KEYBANK NATIONAL ASSOCIATION, as collateral agent (together with its successors and assigns, "Collateral Agent"), for the benefit of the Lenders, as hereinafter defined.

         1.       RECITALS.

         AMCAST INDUSTRIAL CORPORATION, an Ohio corporation (together with its successors and assigns, "Borrower"), the financial institutions listed on
Schedule 1 to the Credit Agreement, as hereinafter defined (collectively, "Banks" and, individually, "Bank"), and KEYBANK NATIONAL ASSOCIATION, as agent for the Banks under the Credit Agreement ("Agent"), are parties to the Credit Agreement pursuant to which the Banks will, among other things, grant to Borrower, for the benefit of Borrower, Pledgor and each other subsidiary of Borrower, the Loans and Letters of Credit, as defined in the Credit Agreement.

         Each of the Noteholders, as hereinafter defined, has purchased certain notes from Borrower, for the benefit of Borrower and each subsidiary of Borrower, including Pledgor, in accordance with the Note Agreements, as hereinafter defined.

         Each of the Line of Credit Lenders, as hereinafter defined, has made and will continue to make certain advances and other extensions of credit to Borrower, for the benefit of Borrower and each subsidiary of Borrower, including Pledgor, in accordance with the Line of Credit Documents, as hereinafter defined.

         Borrower has requested that the Credit Agreement be amended to revise certain covenants and other provisions applicable to the Companies, as defined in the Credit Agreement.

         Pledgor, a subsidiary of Borrower whose financing is provided by the financial accommodations provided by the Lenders, deems it to be in the direct pecuniary and business interests of Pledgor that Borrower continue to obtain such financial accommodations.

         Pledgor understands that Agent, the Banks and the other Lenders are willing to continue to grant or otherwise continue to make available financial accommodations to Borrower, only upon certain terms and conditions, one of which is that Pledgor grant to Collateral Agent, for the benefit of the Lenders, a security interest in and an assignment of the Collateral, as hereinafter defined, and this Agreement is being executed and delivered in consideration of each financial accommodation granted to Borrower by any Lender and for other valuable considerations.

     2. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:


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         "Account"  shall mean (a) all  accounts,  as defined in Chapter 1309 of the Ohio Revised Code; (b)(i) any right to payment now or hereafter owing to Pledgor (including but not limited to any such right to payment by reason of any lease, sale, manufacture, repair, processing or fabrication of personal property formerly, now or hereafter owned or otherwise held by Pledgor, by reason of any services formerly, now or hereafter rendered by or on behalf of Pledgor or by reason of any former, existing or future contract for any such lease, sale, manufacture, repair, processing, fabrication and/or services), whether such right to payment be classified by law as an instrument, chattel paper, contract right, account, document, general intangible or otherwise; (ii) the security, if any, for such right to payment; (iii) Pledgor's right, title and interest (including, without limitation, all of Pledgor's rights as an unpaid vendor, and any applicable right of stoppage in transit) in or to the personal property, if any, that is the subject of such right to payment; and (iv) all books and records pertaining to such right to payment; and (c) all proceeds of any of the foregoing, irrespective of the form or kind thereof.

         "Account Debtor" shall mean any Person obligated to pay all or any part of any Account in any manner and includes (without limitation) any guarantor thereof or other accommodation party therefor.

         "Administrative Expenses" shall mean (a) any and all reasonable costs, liabilities, and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys' fees, legal expenses, judgments, suits, and disbursements) incurred by, imposed upon, or asserted against, Collateral Agent in any attempt by Collateral Agent to (i) obtain, preserve, perfect or enforce any security interest evidenced by this Agreement, any other Collateral Document or any other Lending Party Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the Collateral or any other collateral securing the Obligations, including, without limitation, costs and expenses for appraisals, assessments, and audits of Borrower, Pledgor or any such Collateral; (b) to the extent not included in subpart (a) hereof, any amounts payable to Collateral Agent pursuant to Section 9A.9 of the Credit Agreement; and (c) all costs liabilities and expenses incidental or related to (a) or (b) hereof, including, without limitation, interest thereupon (i) prior to the occurrence of a Default Event, after ten
(10) days after demand therefor until paid at the Default Rate, as defined in the Credit Agreement, and (ii) after the occurrence of a Default Event, from the date incurred, imposed or asserted until paid, at the Default Rate.

         "Bank Obligations" shall mean, collectively, (a) the Debt (as defined in the Credit Agreement), and (b) all other Indebtedness or other obligations incurred by any Company to Agent and the Banks pursuant to the Credit Agreement or any other Loan Document, whether for principal, interest, fees, costs or indemnities, and whether now existing or hereafter arising.

         "Cash Collateral Account" shall mean a commercial Deposit Account designated "cash collateral account" and maintained by Pledgor with Collateral Agent, without liability by Collateral Agent or any Lender to pay interest thereon, from which account Collateral Agent shall have the exclusive right to withdraw funds until all of the Obligations are paid in full.

         "Cash Security" shall mean all cash, instruments, Deposit Accounts, and other cash equivalents, whether matured or unmatured, whether collected or in the process of collection, upon which Pledgor presently has or may hereafter have any claim, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of Collateral Agent or any Lender.

         "Collateral" shall mean all of Pledgor's existing and future (a) personal property; (b) Accounts, accounts receivable, Investment Property, contract rights, instruments, chattel paper, documents, General Intangibles, Inventory and Equipment; (c) funds now or hereafter on deposit in the Cash Collateral Account, if any; (d) Cash Security; and (e) Proceeds, products, profits, and rents of any of (a) through (d) above.

         "Credit Agreement" shall mean the Credit Agreement executed by and among Borrower, Agent and the Banks and dated as of the 14th day of August, 1997, as amended and as the same may from time to time be further amended, restated or otherwise modified.

         "Default Event" shall mean a Default Event, as defined in the Credit Agreement.

         "Deposit Account" shall mean (a) any deposit account, and (b) any demand, time, savings, passbook, or a similar account maintained with a bank, savings and loan association, credit union, or similar organization.

         "Equipment" shall mean all (a) equipment, as defined in Chapter 1309 of the Ohio Revised Code, including without limitation, machinery, motor vehicles, trade fixtures, office and other furniture and furnishings; (b) goods that are used or bought for use primarily in Pledgor's business; (c) goods that are not consumer goods, farm products (as defined in Chapter 1309 of the Ohio Revised
Code), or Inventory; and (d) substitutes or replacements for, and parts, accessories, additions, attachments, or accessions to (a) through (c) above.

         "General Intangibles" shall mean all (a) general intangibles, as defined in Chapter 1309 of the Ohio Revised Code; (b) choses in action, causes of action, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, goodwill, computer software, rights to indemnification and tax refunds; and (c) Proceeds of any of the foregoing, irrespective of the form or kind thereof.

         "Hedge Agreement" shall mean any currency swap or hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by Borrower with Agent or any of the Banks, or any of their respective affiliates, in connection with the Debt.

         "Inventory" shall mean all (a) inventory, as defined in Chapter 1309 of the Ohio Revised Code; (b) goods that are raw materials; (c) goods that are work-in-process; (d) goods that are materials used or consumed in the ordinary course of Pledgor's business; (e) goods that are, in the ordinary course of Pledgor's business, held for sale or lease or furnished or to be furnished under contracts of service; and (f) substitutes and replacements for, and parts, accessories, additions, attachments, or accessions to (a) through (e) above.

         "Investment Property" shall mean all investment property, as defined in Chapter 1309 of the Ohio Revised Code, unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and/or priority of a security interest in investment property, and, in such case, investment property shall be defined in accordance with the law of that jurisdiction.

         "Lender" shall mean any Bank, Noteholder or Line of Credit Lender.

         "Lending Party Documents" shall mean, collectively, the Loan Documents, as defined in the Credit Agreement, the Note Agreements and the Line of Credit Documents.

         "Line of Credit Documents" shall mean the promissory notes and other agreements evidencing or relating to the Line of Credit Obligations.

         "Line of Credit Lender" shall mean (a) each of the financial institutions set forth on Schedule 4 to the Credit Agreement so long as such financial institution (i) is a Bank under this Agreement and (ii) has established an unsecured, discretionary line of credit for Borrower and its Subsidiaries, or (b) is financial institution that has entered into a Hedge Agreement with Borrower so long as such financial institution is a Bank under this Agreement; provided that, if any such financial institution ceases to be a Bank under the Credit Agreement, then the Line of Credit Obligations owing to such financial institution shall no longer be secured by the Collateral.

         "Line of Credit Obligations" shall mean all Indebtedness or other obligations incurred by Borrower to the Line of Credit Lenders, whether for principal, interest, fees, costs or indemnities, and whether now existing or hereafter arising; provided, however, that the principal amount owing to any Line of Credit Lender shall not exceed the amount set forth opposite such Line of Credit Lender's name on Schedule 4 to the Credit Agreement.

         "Note Agreement" shall mean any of (a) the Note Agreement dated as of November 1, 1995, as amended, executed by Borrower in favor of Principal Mutual Life Insurance Company, as Purchaser, with respect to $25,000,000 7.09% Senior Notes Due November 7, 2005, and (b) the Note Agreement dated as of November 1, 1995, as amended, executed by Borrower in favor of Northwestern Mutual Life Insurance Company, as Purchaser, with respect to $25,000,000 7.09% Senior Notes Due November 7, 2005.

         "Noteholder" shall mean Northwestern Mutual Life Insurance Company, and its successors and assigns, or Principal Mutual Life Insurance Company, and its successors and assigns.

         "Noteholders"  shall  mean,  collectively,   Northwestern  Mutual  Life
Insurance Company and Principal Mutual Life Insurance Company, and their respective successors and assigns.

         "Noteholder   Obligations"   shall  mean  all   Indebtedness  or  other
obligations  incurred  by  Borrower  to the  Noteholders  pursuant  to the  Note
Agreements, whether for principal, interest, fees, costs or indemnities, and whether now existing or hereafter arising.

         "Obligations" shall mean, collectively, (a) the Bank Obligations, (b) the Noteholder Obligations, (c) the Line of Credit Obligations, and (d) all Administrative Expenses and all other indebtedness or other obligations now owing or hereafter incurred by Borrower or any other Company to Collateral Agent pursuant to this Agreement or any of the Collateral Documents.

         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

         "Proceeds" shall mean (a) any proceeds, and (b) whatever is received upon the sale, exchange, collection, or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds includes, without limitation, moneys, checks, and Deposit Accounts. Proceeds includes, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, the right of Collateral Agent or any Lender to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Collateral Agent or such Lender to Pledgor's sale, exchange, collection, or other disposition of any or all of the Collateral.

Except as specifically defined herein, all capitalized terms used herein that are defined in the Credit Agreement shall have the meanings ascribed to them in the Credit Agreement. Unless otherwise defined in this Section 2, terms that are defined in Chapter 1309 of the Ohio Revised Code, as in effect from time to time, are used herein as so defined.

         3. SECURITY INTEREST. In consideration of and as security for the full and complete payment of all of the Obligations, Pledgor hereby agrees that Collateral Agent, for the benefit of the Lenders, shall at all times have, and hereby grants to Collateral Agent, for the benefit of the Lenders, a security interest in and an assignment of all of the Collateral, including (without limitation) all of Pledgor's future Collateral, irrespective of any lack of knowledge by Collateral Agent or the Lenders of the creation or acquisition thereof.

     4. REPRESENTATIONS AND WARRANTIES. Pledgor hereby represents and warrants to Collateral Agent and each Lender as follows:

         4.1. Pledgor is a general partnership duly formed, validly existing and in good standing under the laws of its state of formation and is duly qualified to do business in each state in which a failure to so qualify would have a material adverse effect on Pledgor.

         4.2. Pledgor has full power, authority and legal right to grant a security interest in or collateral assignment of the Collateral, to execute and deliver this Agreement, and to perform and observe the provisions hereof. The general partner acting on Pledgor's behalf has been duly authorized to execute and deliver this Agreement and to execute and file appropriate financing statements in respect hereof. This Agreement is valid and binding upon Pledgor in accordance with the terms hereof.

         4.3. Neither the execution and delivery of this Agreement nor the performance and observance of the provisions hereof, by Pledgor will conflict with, or constitute a violation or default under, any provision of any applicable law or Pledgor's certificate (or articles) of incorporation and bylaws (or regulations).

         4.4. Pledgor's principal place of business and the location where Pledgor keeps records in respect of the Accounts are set forth on Schedule 4.4 hereto. Pledgor has places of business or maintains Collateral at the locations set forth on Schedule 4.4 hereto.

         4.5. Borrower has furnished its most recent financial statements to each Lender and such financial statements are true and complete, have been prepared in accordance with generally accepted accounting principles, in a manner consistent with that used for the immediately preceding fiscal period (except as otherwise noted therein), and fairly present the financial condition of the Companies as of the date of such financial statements and the results of Borrower's operations for the period then ending. Since such date, there has been no material adverse change in any Company's financial condition, business and properties other than such changes, if any, as have been specifically disclosed to each Lender in writing.

         4.6. Except as permitted by Section 5.8 of the Credit Agreement, (a) there is no financing statement outstanding covering the Collateral, or any part thereof, other than a financing statement in favor of Collateral Agent, for the benefit of the Lenders; (b) none of the Collateral is subject to any security interest or lien of any kind, other than the security interest herein granted to Collateral Agent, for the benefit of the Lenders, or previously granted to Collateral Agent, for the benefit of the Lenders; (c) the Internal Revenue Service has not alleged the nonpayment or underpayment of any tax by Pledgor or threatened to make any assessment in respect thereof that would have a material adverse effect on Pledgor; and (d) the filing of the U.C.C. financing statements being executed in connection herewith, Collateral Agent will have, for the benefit of the Lenders, a valid and enforceable first security interest in or first priority collateral assignment of the Collateral.

         4.7. Pledgor has received consideration that is the reasonable equivalent value of the obligations and liabilities that Pledgor has incurred to the Lenders. Pledgor is not insolvent, as defined in any applicable state or federal statute, nor will Pledgor be rendered insolvent by the execution and delivery of this Agreement to Collateral Agent, or any other documents executed and delivered to Collateral Agent in connection herewith. Pledgor has not engaged, nor is Pledgor about to engage, in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Lenders incurred hereunder. Pledgor does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

         4.8.     At the execution and delivery hereof, no Default Event exists.

         5. INSURANCE. Pledgor shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property in such form, written by such companies, in such amounts, for such period, and against such risks as may be acceptable to Collateral Agent, with provisions satisfactory to Collateral Agent, for payment of all losses thereunder to Collateral Agent, for the benefit of the Lenders, and Pledgor as their interests may appear (loss payable endorsement in favor of Collateral Agent, for the benefit of the Lenders), and, if required by Collateral Agent, Pledgor shall deposit the policies with Collateral Agent. Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to Collateral Agent. Any sums received by Collateral Agent, for the benefit of the Lenders, in payment of insurance losses, returns, or unearned premiums under the policies may, at the option of the Collateral Agent, be held as Collateral and distributed pursuant to the Intercreditor Provisions, or may be delivered to Borrower or Pledgor, as appropriate, for the purpose of replacing, repairing, or restoring the insured property; provided, however, that so long as no Event of Default, as defined in the Credit Agreement, has occurred, any sums received by the Collateral Agent which are less than the aggregate amount of Ten Million Dollars ($10,000,000), for all Companies, shall be paid to Borrower or Pledgor, as appropriate, if Borrower so requests, for the sole purpose of rebuilding, replacing or restoring the property that has been damaged or destroyed. If such funds are delivered to Pledgor, Pledgor shall commence such rebuilding, replacing or restoration within six (6) months of the receipt of such insurance proceeds and complete such rebuilding, replacing or restoring within six (6) months thereafter, or such longer time as may be agreed to in writing by Collateral Agent. Any sums received by Collateral Agent, for the benefit of the Lenders, in payment of insurance losses, returns, or unearned premiums under the policies shall be applied in accordance with the Intercreditor Provisions, as defined in the Credit Agreement. In the event of failure to provide such insurance as herein provided, Collateral Agent may, at its option, provide such insurance and Pledgor shall pay to Collateral Agent, upon demand, the cost thereof. Should Pledgor fail to pay such sum to Collateral Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten (10) days of any Lender's written request, Pledgor shall furnish to such Lender such information about Pledgor's insurance as such Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Lender and certified by a Financial Officer of Pledgor.

         6. TAXES AND OTHER PLEDGOR OBLIGATIONS. Pledgor shall pay in full (a) all taxes, assessments and governmental charges and levies in accordance with
Section 5.2 of the Credit Agreement; (b) all of its wage obligations to its employees in accordance with Section 5.2 of the Credit Agreement; (c) all obligations under the Employees Retirement Income Security Act of 1974, as amended from time to time, in accordance with Section 5.6 of the Credit Agreement; and (d) all of Pledgor's other obligations calling for the payment of money in accordance with Section 5.2 of the Credit Agreement.

         7. CORPORATE NAMES AND LOCATION OF COLLATERAL. Pledgor shall not change its name, unless, in each case, Pledgor shall provide Collateral Agent with at least thirty (30) days prior written notice thereof. Except as specified on
Schedule 7 hereto, Pledgor shall not use trade names, assumed names or fictitious names without giving Collateral Agent at least thirty (30) days prior written notice thereof. Pledgor shall also provide Collateral Agent with at least thirty (30) days prior written notification of (a) any change in any location where any of Pledgor's Inventory or Equipment is maintained (except with respect to changes among existing locations), and any new locations where any of Pledgor's Inventory or Equipment is to be maintained; (b) any change in the location of the office where Pledgor's records pertaining to its Accounts are kept; (c) the location of any new places of business and the changing or closing of any of its existing places of business; and (d) any change in Pledgor's chief executive office. In the event of any of the foregoing, Pledgor shall promptly execute and deliver to Collateral Agent (and Pledgor agrees that Collateral Agent may execute and deliver the same as Pledgor's irrevocable attorney-in-fact) new U.C.C. financing statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in Collateral Agent's sole discretion, to perfect or continue perfected the security interest of Collateral Agent, for the benefit of the Lenders, in the Collateral, based upon such new places of business or names, and Pledgor shall pay all filing and recording fees and taxes in connection with the filing or recordation of such financing statements and shall immediately reimburse Collateral Agent therefor if Collateral Agent pays the same. Such amounts not so paid or reimbursed shall be Administrative Expenses hereunder.

         8. NOTICE. Pledgor shall give Collateral Agent and each Lender prompt written notice if any Default shall occur hereunder or if the Internal Revenue Service shall allege the nonpayment or underpayment of any tax by Pledgor or threaten to make any assessment in respect thereof that would have a material adverse effect on Pledgor.

         9. FINANCIAL RECORDS. Pledgor shall (a) maintain at all times true and complete financial records and books of accounts and, without limiting the generality of the foregoing, prepare authentic invoices for all of Pledgor's Accounts; (b) render to Collateral Agent, forthwith upon each request of Collateral Agent or any Lender, such reports of the Accounts, as Collateral Agent or any Lender may from time to time reasonably request; (c) give Collateral Agent prompt written notice whenever any Account Debtor shall become in default in any material manner or assert any defense or offset with respect to any material Account and whenever any other event, omission or condition having a material adverse effect on any material Account shall occur or arise; and (d) promptly forward to Collateral Agent, upon the reasonable request of Collateral Agent or any Lender (i) an aging report of the Accounts then outstanding setting forth, in such form and detail and with such representations and warranties as Collateral Agent or such Lender may from time to time reasonably require, the unpaid balances of all invoices billed respectively during that period and during each of the three (3) next preceding periods, and certified by an officer of Pledgor, and (ii) with respect to Pledgor's Inventory and any other Collateral, such reports and other documents that are reasonably satisfactory to Collateral Agent and the Lenders.

         10. TRANSFERS, LIENS AND MODIFICATIONS REGARDING COLLATERAL. Except as otherwise permitted hereunder or in the Credit Agreement, Pledgor shall not, without Collateral Agent's prior written consent, (a) sell, assign, transfer, or otherwise dispose of, or grant any option with respect to, or create, incur, or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to any of the Collateral, or any interest therein, or any proceeds thereof, except for the lien and security interest provided for by this Agreement and any security agreement securing only Collateral Agent, for the benefit of the Lenders; or (b) enter into or assent to any amendment, compromise, extension, release or other modification of any kind of, or substitution for, any material Account that would have any material adverse effect on the security interest granted in such Account to the Collateral Agent.

         11.      COLLATERAL.  Pledgor shall:

         (a) at all reasonable times allow Collateral Agent by or through any of its officers, agents, employees, attorneys, or accountants to (i) examine, inspect, and make extracts from Pledgor's books and other records, including, without limitation, the tax returns of Pledgor, (ii) arrange for verification of Pledgor's Accounts, under reasonable procedures, directly with Account Debtors or by other methods, and (iii) examine and inspect Pledgor's Inventory and Equipment, wherever located;

         (b) promptly furnish to Collateral Agent upon the reasonable request of Collateral Agent (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of Pledgor's Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as Collateral Agent may reasonably request;

         (c) notify Collateral Agent in writing immediately upon the creation of any Account (in excess of Ten Thousand Dollars ($10,000)) with respect to which the Account Debtor is the United States of America or any state, county, city or other governmental authority or any department, agency or instrumentality of any of them, or any foreign government or instrumentality thereof or any business that is located in a foreign country;

         (d) immediately notify Collateral Agent in writing of any information that Pledgor has or may receive with respect to the Collateral that might in any manner materially and adversely affect the value thereof or the rights of Collateral Agent or any Lender with respect thereto;

         (e) subject to Section 14 hereof, maintain the Equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved, and promptly inform Collateral Agent of any material additions to or deletions from the Equipment; and

         (f) upon request of Collateral Agent, promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances, instruments and any other writings as Collateral Agent may from time to time deem necessary or appropriate, including, without limitation, financing statements and chattel paper, to carry into effect the intention of this Agreement or so as to completely vest in and ensure to Collateral Agent and the Lenders their rights hereunder and in or to the Collateral.

If certificates of title or applications for title are issued or outstanding with respect to any of Pledgor's Inventory or Equipment, Pledgor shall (i) upon request of Collateral Agent, execute and deliver to Collateral Agent a short form security agreement, in form and substance satisfactory to Collateral Agent, and (ii) deliver such certificate or application to Collateral Agent and cause the interests of Collateral Agent and the Lenders to be properly noted thereon. Pledgor hereby authorizes Collateral Agent or Collateral Agent's designated agent (but without obligation by Collateral Agent to do so) to incur Administrative Expenses (whether prior to, upon, or subsequent to any Default Event hereunder), and Pledgor shall promptly repay, reimburse, and indemnify Collateral Agent for any and all Administrative Expenses. If Pledgor fails to keep and maintain the Equipment in good operating condition, Collateral Agent may (but shall not be required to) so maintain or repair all or any part of the Equipment and the cost thereof shall be an Administrative Expense. All Administrative Expenses are payable to Collateral Agent upon demand therefor.

         12. COLLECTIONS AND RECEIPT OF PROCEEDS BY PLEDGOR. Prior to exercise by Collateral Agent, on behalf of the Required Lenders, of the rights of the Lenders under this Agreement, both (a) the lawful collection and enforcement of all of Pledgor's Accounts, and (b) the lawful receipt and retention by Pledgor of all Proceeds of all of Pledgor's Accounts and Inventory shall be as the agent of Collateral Agent and the Lenders. Upon written notice after the occurrence of a Default Event to Pledgor from Collateral Agent, acting at the direction of the Required Lenders, a Cash Collateral Account shall be opened by Pledgor at the main office of Collateral Agent and all such lawful collections of Pledgor's Accounts and such Proceeds of Pledgor's Accounts and Inventory shall be remitted daily by Pledgor to Collateral Agent in the form in which they are received by Pledgor, either by mailing or by delivering such collections and Proceeds to Collateral Agent, appropriately endorsed for deposit in the Cash Collateral
Account. In the event that such notice is given to Pledgor from Collateral Agent, Pledgor shall not commingle such collections or Proceeds with any of Pledgor's other funds or property, but shall hold such collections and Proceeds separate and apart therefrom upon an express trust for Collateral Agent. In such case, Collateral Agent shall, at the request of the Required Lenders, at any time and from time to time, apply all or any portion of the account balance in the Cash Collateral Account as a credit against the Obligations in accordance with the terms and conditions of the Credit Agreement, after payment of all Administrative Expenses. If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against Collateral Agent on its warranties of collection, Collateral Agent may charge the amount of such item against the Cash Collateral Account or any other Deposit Account maintained by Pledgor with Collateral Agent, and, in any event, retain the same and Pledgor's interest therein as additional security for the Obligations. Collateral Agent may, with the consent of the Required Lenders, release funds from the Cash Collateral Account to Pledgor for use in Pledgor's business. The balance in the Cash Collateral Account may be withdrawn by Pledgor upon termination of this Agreement and irrevocable payment in full of all of the Obligations. At Collateral Agent's request, Pledgor shall cause all remittances representing collections and Proceeds of Collateral to be mailed to a lock box in Cleveland, Ohio, to which Collateral Agent shall have access for the processing of such items in accordance with the provisions, terms, and conditions of Collateral Agent's customary lock box agreement.

         13. COLLECTIONS AND RECEIPT OF PROCEEDS BY COLLATERAL AGENT. Collateral Agent shall, at all times after the occurrence of a Default Event, have the right, but not the duty, to collect and enforce any or all of the Accounts as Collateral Agent may deem advisable and, if Collateral Agent shall at any time or times elect to do so in whole or in part, Collateral Agent shall not be liable to Pledgor except for willful misconduct, if any. Pledgor hereby constitutes and appoints Collateral Agent, or Collateral Agent's designated agent, as Pledgor's attorney-in-fact to exercise, at any time after the occurrence of a Default Event, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Obligations:

         (a) to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in Collateral Agent's name or Pledgor's name, any and all of Pledgor's cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral. Pledgor hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Neither Collateral Agent, Agent nor any Lender shall be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

         (b) to transmit to Account Debtors, on any or all of Pledgor's Accounts, notice of assignment to Collateral Agent, for the benefit of the Lenders, thereof and the security interest of Collateral Agent, for the benefit of the Lenders, and to request from such Account Debtors at any time, in Collateral Agent's name or in Pledgor's name, information concerning Pledgor's Accounts and the amounts owing thereon;

         (c) to transmit to purchasers of any or all of Pledgor's Inventory, notice of the security interest of Collateral Agent, for the benefit of the Lenders, and to request from such purchasers at any time, in Collateral Agent's name or in Pledgor's name, information concerning Pledgor's Inventory and the amounts owing thereon by such purchasers;

         (d) to notify and require Account Debtors on Pledgor's Accounts and purchasers of Pledgor's Inventory to make payment of their indebtedness directly to Collateral Agent, for the benefit of the Lenders;

         (e) to enter into or assent to such amendment, compromise, extension, release or other modification of any kind of, or substitution for, the accounts or any thereof as Collateral Agent in its sole discretion may deem to be advisable;

         (f) to enforce the Accounts or any thereof, or any other Collateral, by suit or otherwise, to maintain any such suit or other proceeding in Collateral Agent's own name or in Pledgor's name, and to withdraw any such suit or other proceeding. Pledgor agrees to lend every assistance requested by Collateral Agent in respect of the foregoing, all at no cost or expense to Collateral Agent or the Lenders and including, without limitation, the furnishing of such witnesses and of such records and other writings as Collateral Agent may require in connection with making legal proof of any Account. Pledgor agrees to reimburse Collateral Agent in full for all court costs and attorneys' fees and every other cost, expense or liability, if any, incurred or paid by Collateral Agent or the Lenders in connection with the foregoing, which obligation of Pledgor shall constitute Obligations, shall be secured by the Collateral and shall bear interest, until paid, at the Default Rate; and

         (g) to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same, into Pledgor's Cash Collateral Account or, at the option of Collateral Agent, at the direction of the Required Lenders, to apply them as a payment on the Obligations.

         14. USE OF INVENTORY AND EQUIPMENT. Until a Default Event shall occur, Pledgor may (a) retain possession of and use its Inventory and Equipment in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon; (b) sell or lease its Inventory in the ordinary course of business; provided, however, that a sale or lease in the ordinary course of business does not include a transfer in partial or total satisfaction of any indebtedness; (c) use and consume raw materials, components or supplies, the use and consumption of which are necessary in order to carry on Pledgor's business; and (d) sell Equipment that is obsolete or no longer useful in Pledgor's business.

         15. RETURNED OR REPOSSESSED PROPERTY. If any merchandise or other property the subject of any Account shall for any reason be returned to or repossessed by Pledgor in any manner, Collateral Agent shall have, for the benefit of the Lenders, a security interest in such property as security for the Obligations. Pledgor shall receive the same in trust for Collateral Agent, and, upon Collateral Agent's reasonable request, whenever made, segregate such property and label the same as being held for Collateral Agent and immediately give Collateral Agent a detailed written notice of such return or repossession and the reason therefor. Pledgor further agrees that, upon demand from Collateral Agent after the occurrence of a Default Event, Pledgor shall forthwith pay Collateral Agent in cash an amount equal to each Account relating to any returned or repossessed property, provided that Collateral Agent shall thereupon release such Account and said property to Pledgor and apply such payment to the Obligations in accordance with the terms and conditions of the Credit Agreement, after payment of all Administrative Expenses.

         16. MAXIMUM LIABILITY OF PLEDGOR. Anything in this Agreement to the contrary notwithstanding, in no event shall the amount of the Obligations secured by this Agreement exceed the maximum amount that (after giving effect to the incurring of the obligations hereunder and to any rights to contribution of Pledgor from other affiliates of Borrower) would not render the rights to payment of Agent and the Banks hereunder void, voidable or avoidable under any applicable fraudulent transfer law.

         17. DEFAULT AND REMEDIES. Upon the occurrence of a Default Event, and at all times thereafter, Collateral Agent, acting on behalf of the Lenders, shall have the rights and remedies of a secured party under the Ohio Revised Code, in addition to the rights and remedies of a secured party provided elsewhere within this Agreement or in any other Lending Party Document executed by Pledgor. Collateral Agent may require Pledgor to assemble the Collateral, which Pledgor agrees to do, and make it available to Collateral Agent at a reasonably convenient place to be designated by Collateral Agent. Collateral Agent may, with or without notice to or demand upon Pledgor and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where the Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on the Collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of the Collateral) and for that purpose may pursue the Collateral wherever the same may be found, without liability for trespass or damage caused thereby to Pledgor. After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to Pledgor or any other Person or property, all of which Pledgor hereby waives, and upon such terms and in such manner as Collateral Agent may deem advisable, Collateral Agent, in its discretion, may sell, assign, transfer and deliver any of the Collateral at any time or, from time to time. No prior notice need be given to Pledgor or to any other Person in the case of any sale of Collateral that Collateral Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case Collateral Agent shall give Pledgor no fewer than ten (10) days prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. Pledgor waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, Collateral Agent or any Lender may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights Pledgor hereby waives and releases. After deducting all Administrative Expenses, and after paying all claims, if any, secured by liens having precedence over this Agreement, Collateral Agent may apply the net proceeds of each such sale to or toward the payment of the Obligations, whether or not then due, in such order and by such division as Collateral Agent in its sole discretion may deem advisable. Any excess, to the extent permitted by law, shall be paid to Pledgor, and the obligors on the Obligations shall remain liable for any deficiency. In addition, Collateral Agent shall at all times have the right to obtain new appraisals of Pledgor or the Collateral, the cost of which shall be paid by Pledgor.

         18. INTERPRETATION. Each right, power or privilege specified or referred to in this Agreement is cumulative and in addition to and not in limitation of any other rights, powers and privileges that Collateral Agent or the Lenders may otherwise have or acquire by operation of law, by contract or otherwise. No course of dealing by Collateral Agent or the Lenders in respect of, nor any omission or delay by Collateral Agent or the Lenders in the exercise of, any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege, as Collateral Agent or the Lenders may exercise each such right, power or privilege either independently or concurrently with others and as often and in such order as Collateral Agent and the Required Lenders may deem expedient. No waiver, consent or other agreement shall be deemed to have been made by Collateral Agent or the Lenders or be binding upon Collateral Agent or the Lenders in any case unless specifically granted by Collateral Agent in writing, and each such writing shall be strictly construed. If, at any time, one or more provisions of this Agreement is or becomes invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Pledgor hereby authorizes Collateral Agent to file financing statements with respect to the Collateral. A carbon, photographic, or other reproduction of this Agreement may be used as a financing statement. The captions to sections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.

         19. NOTICE. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Pledgor, mailed or delivered to it, addressed to it at the address specified on the signature page of this Agreement, if to Collateral Agent, mailed or delivered to it, addressed to it at the address specified below, or if to any Lender, mailed or delivered to it, addressed to the address of such Lender specified in the appropriate Lending Party Documents. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices from Pledgor to Collateral Agent or any Lender pursuant to any of the provisions hereof shall not be effective until received by Collateral Agent or such Lender. All notices to Collateral Agent shall be sent to: KeyBank National Association, as collateral agent, 127 Public Square, Cleveland, Ohio 44114, Attention: Large Corporate Banking (or such other address as Collateral Agent shall specify in writing).

         20. GOVERNING LAW; SUBMISSION TO JURISDICTION. The provisions of this Agreement and the respective rights and duties of Pledgor, Collateral Agent and the Lenders hereunder shall be governed by and construed in accordance with Ohio law, without regard to principles of conflict of laws. Pledgor hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, any Loan Document or any Related Writing, and Pledgor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Pledgor hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Pledgor agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     21. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon Pledgor and Pledgor's successors and assigns and shall inure to the benefit of and be enforceable and exercisable by Collateral Agent on behalf of and for the benefit of the Lenders and their respective successors and assigns.

         22. TERMINATION. At such time as the Obligations have been irrevocably paid in full, the Commitment, as defined in the Credit Agreement, terminated, and the Credit Agreement terminated and not replaced by any other credit facility with Agent and the Banks, this Agreement shall terminate and, upon written request of Pledgor, Collateral Agent shall promptly execute and deliver to Pledgor appropriate termination statements.

     23. ENTIRE AGREEMENT. This Agreement integrates all of the terms and conditions as to the Collateral and supersedes all oral representations and negotiations and prior writings with respect to the subject matter hereof.

                  [Remainder of page intentionally left blank.]

         24. JURY TRIAL WAIVER. PLEDGOR, COLLATERAL AGENT, AGENT AND THE LENDERS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG PLEDGOR, COLLATERAL AGENT, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

         Executed and delivered at  Dayton , Ohio.

                                          CASTING TECHNOLOGY COMPANY

Address: 9887 Washington Village Drive    By: Amcast Casting Technologies, Inc.,
         Dayton, Ohio 45459                     General Partner
         Attention:  Michael Higgins
                                                By:   /s/ Michael Higgins
                                                Name:     Michael Higgins
                                                Title:    Treasurer

                                  SCHEDULE 4.4

                                   (Locations)

                                   SCHEDULE 7

                          (Trade Names, Assumed Names,
                              and Fictitious Names)